Exhibit 4.21

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this “Agreement”) dated as of March 19, 2012, by and between BluePhoenix Solutions Ltd., an Israeli company (the “Company”) and the Lenders (as defined below). Capitalized terms used but not otherwise defined herein are defined in Section 11 of this Agreement.

RECITALS:

WHEREAS, the Company, Ds Apex Holdings Ltd. and additional lenders (the "Previous Lenders") have executed that certain Loan Agreement dated as of April 18, 2011, as amended on May 4, 2011 (the “Loan Agreement”);

WHEREAS, in light of certain financial difficulties the Company is facing, the Company has requested the Lenders to assume the Loan Agreement and extend the maturity date of the Loans;

WHEREAS, the Lenders have agreed to assume the Loan from the Previous Lenders and immediately thereafter to amend the Loan Agreement with the Company;

WHEREAS, the Lenders have assumed the Loan Agreement and entered into an Assumption and Amendment to Loan Agreement with the Company, dated as of [_________] (the “Loan Agreement Amendment”), pursuant to which the Lenders have extended the maturity date, and in consideration, the Company has issued to the Lenders an aggregate of 1,000,000 Ordinary Shares and in addition, the Lenders shall have the right, to receive, instead of their applicable cash and accrued interest payment, additional Ordinary Shares of the Company, all in accordance with the terms and conditions of the Loan Agreement Amendment.

WHEREAS, the Company desires to grant the Lenders certain registration rights with respect to the Ordinary Shares  to be issued, from time to time, under the Loan Agreement Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.           Demand Registrations.

1.1           Requests for Registration.  Subject to Section 1.2 below, at any time and from time to time, the Lenders and any of their Permitted Transferees holding at least a majority of the Registrable Securities or their Representative (as defined in Section 1.9) may request registration under the Securities Act of 1933, as amended (the “Securities Act”), of all or part of the Lenders Registrable Securities.  A request for a Demand Registration shall be in writing and shall specify the number of Registrable Securities requested to be registered.  A registration requested pursuant to this subsection 1.1 is referred to herein as a “Demand Registration.”

1.2           Registration.  The Company shall not be required to effect more than one (1) Demand Registration.  A registration will not count as a Demand Registration until it has become effective.  For the avoidance of doubt, except as set forth in Section 1.11, the Company will not be obligated to effect a second Demand Registration if not all of the Registrable Securities are registered in the Demand Registration (whether due to a Lender not participating in the Demand Registration or the Lenders including only part of their Registrable Securities in the Demand Registration).

1.3           Priority on Demand Registrations.  The Company will not include in a Demand Registration any securities which are not Registrable Securities without the prior written consent of the Lenders, which consent may not be unreasonably withheld, conditioned or delayed by the Lenders.  If a Demand Registration is an underwritten offering pursuant to Section 1.5 and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering, exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability of the offering, the Company will include in such registration all of the Registrable Securities to be included in such offering (pro rata, if necessary, among the holders of such Registrable Securities).

1.4           Restrictions on Demand Registrations.  The Company will not be obligated to effect any Demand Registration during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred twenty (120) days after the effective date of, a prior registration with respect to which the holders of Registrable Securities were given the opportunity to register their Registrable Securities; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective as promptly as possible.

1.5           Selection of Underwriters.  The Company may, in its sole discretion, elect to conduct a Demand Registration as an underwritten offering and the managing underwriter for any such offering shall be chosen by the Company, in its sole discretion.

1.6           Registration Statement Form.  A registration under this Section 1 shall be on such appropriate form of the SEC as shall be selected by the Company, in its sole discretion, which may include Form F-3 (or any comparable or successor form thereto for a public offering of all or any portion of the Registrable Securities held by the applicable requesting holders) if the Company is a registrant entitled to use Form F-3 or any comparable or successor form thereto to register such shares.

1.7           Effective Registration Statement. A registration requested pursuant to this Section 1 shall not be deemed to have been effected (including for purposes of Section 1.2) unless a registration statement with respect thereto has become effective and has been kept continuously effective for a period of at least 180 days (or such shorter period which shall terminate when all the Registrable Securities covered by such registration statement have been sold pursuant thereto), provided, however, that if the Lenders withdraw its Registrable Securities and the Company has performed its obligations hereunder in all material respects, such Demand Registration shall be deemed to have been effected.

1.8           Delay in Registration.  If the Company furnishes to the Lenders, after requesting a registration pursuant to this Section 1, a certificate signed by the Company’s chief executive officer stating that in the reasonable judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, then the Company may at its option direct that such request be delayed for a period not to exceed ninety (90) days from the date of the determination by the Board of Directors, provided that the Company may not register any securities for its own account or that of any other shareholder during such 90-day period (other than registration pursuant to a registration statement on Form F-4 or S-8 or any successor forms thereto). The Company may exercise its right to delay a Demand Registration under this subsection 1.8 not more than twice in any one-year period.

1.9           Representative.  Before requesting a Demand Registration, the Lenders will appoint a representative (the “Representative”) as their agent, attorney-in-fact and representative for and on behalf of the Lenders to give and receive notices and communications under this Agreement.  The Representative may request a Demand Registration on behalf of the Lenders and take all other actions that are necessary or appropriate in the judgment of the Representative for the accomplishment of the Demand Registration. The Representative may resign or such agency may be changed by the Lenders from time to time upon not less than 10 days prior written notice to the Company. Notices or communications to or from the Representative shall constitute notice to or from the Lenders (or their Permitted Transferees).

1.10           Registration of PIK Shares. In connection with a Demand Registration, the Company and the Lenders participating in such Demand Registration will (a) make a good faith reasonable estimate of the number of PIK Shares to be issued to such Lenders after the date of the filing of the registration statement and (b) include such PIK Shares in the amount of Ordinary Shares to be registered in the Demand Registration.  If (i) the number of PIK Shares actually issued exceeds the good faith reasonable estimate of PIK Shares included the registration statement and (ii) the Demand Registration is a continuous or delayed offering on Form F-3, then the Company agrees to amend the registration statement on Form F-3 by post-effective amendment to register the additional PIK Shares on such registration statement.

1.11           SEC Limitation.  Notwithstanding anything to the contrary set forth in this Section 1, if the SEC does not permit the Company to register all of the Registrable Securities in a registration statement filed by the Company in connection with a Demand Registration because of the SEC’s application of Rule 415 or the SEC requires the Company to either exclude shares held by certain Lenders or deems such Lenders to be underwriters with respect to their Registrable Securities, the Company shall:

(a)           register in such initial registration statement such number of Registrable Securities as is permitted by the SEC without naming such Lender as an underwriter (unless such Lender agrees to be named as an underwriter), provided, however, that the number of Registrable Securities to be included in such registration statement (or any subsequent registration statement) shall be determined on a pro rata basis among the Lenders; and

(b)           use its commercially reasonable efforts to file subsequent registration statements to register the Registrable Securities that were not registered in the initial registration statement as promptly as possible and in a manner permitted by the SEC.

2.           Piggyback Registrations.

2.1           Right to Piggyback.  Whenever the Company proposes to register (including, for this purpose, a registration effected by the Company for other shareholders) any of its securities under the Securities Act (other than pursuant to (i) a Demand Registration or (ii) registration pursuant to a registration statement on Form F-4 or S-8 or any successor forms thereto), and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company will give written notice to the Lenders of its intention to effect such a registration and will, subject to the provisions of subsection 2.2,  include in such registration all Registrable Securities with respect to which the Company has received a written request for inclusion therein within fifteen (15) days after the receipt of the Company’s notice.

2.2           Priority on Primary Registrations.  If a Piggyback Registration is an underwritten primary registration on behalf of the Company, the Company will include in such registration all Registrable Securities requested to be included in such registration; provided that if the managing underwriters advise the Company in writing that in their opinion the number of securities (including Registrable Securities) requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration (i) first, all the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration (but not more than as determined by the managing underwriters), and (iii) third, other securities, if any, requested to be included in such registration; provided that the Company shall use its commercially reasonable efforts to cause the holders of Registrable Securities to be entitled to register at least 25% of the securities to be included in any such registration, unless waived by the Lenders to be included in such registration.

2.3           Priority on Secondary Registrations.  If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration (i) first, the securities requested to be included in such registration by the holders requesting such registration, (ii) second, the Registrable Securities requested to be included in such registration (but not more than as determined by the managing underwriters), and (iii) third, other securities requested to be included in such registration.

2.4           Terminated or Delayed Registrations.  Notwithstanding the foregoing, if, at any time after giving a notice of Piggyback Registration and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each record holder of Registrable Securities and, following such notice, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration, and (ii) in the case of determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities.

3.           Intentionally Omitted.

4.           Holdback Agreement.

4.1           Each holder of Registrable Securities agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to, and the ninety (90) day period beginning on, the effective date of any firm commitment underwritten Piggyback Registration in which it was offered to include Registrable Securities (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree and provided, however, that the majority of all officers and directors of the Company enter into similar agreements.

4.2           The Company agrees not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to, and the ninety (90) day period beginning on, the effective date of an underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Forms F-4 or S-8 or any successor forms thereto), unless the underwriters managing the registered public offering otherwise agree.

5.           Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as soon as reasonably practicable:

(a)           prepare and file a Demand Registration not more than ninety (90) days after request therefor with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective under the Securities Act as soon as reasonably practicable after the filing thereof; provided that as far in advance as reasonably practicable before filing a registration statement or prospectus or any amendments or supplements thereto and in any event no less than five (5) days prior to the expected filing date, the Company will furnish to the counsel selected by the Lenders copies of all such documents proposed to be filed, and shall include in such documents such comments as such counsel may reasonably propose;

(b)           prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until completion of the distribution of the Registrable Securities registered thereunder and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c)           furnish to each record holder of Registrable Securities covered by such registration statement such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d)           use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests, keep such registration or qualification (or exemption therefrom) effective until completion of the distribution of Registrable Securities but not more than one hundred eighty (180) days following effectiveness, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process (i.e., service of process which is not limited solely to securities law violations) in any such jurisdiction;

(e)           notify each record holder of such Registrable Securities covered by a registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and, at the request of any such seller, the Company will promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchaser of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that each holder of Registrable Securities agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in subsection 5(e), such holder will immediately discontinue such holder’s disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection 5(e) and, if so directed by the Company, will deliver to the Company all copies then in such holder’s possession of the prospectus relating to such Registrable Securities current to the time of receipt of such notice;

(f)           notify the Lenders, at any time (i)(A) when a registration statement or prospectus or any amendments or supplements thereto is proposed to be filed; (B) when the SEC notifies the Company whether there will be a "review" of such registration statement and whenever the SEC comments in writing on such registration statement (the Company shall as promptly as practicable provide true and complete copies thereof and all written responses thereto to the Lenders, but not information which the Company believes would constitute material and non-public information); and (C) with respect to the registration statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to the registration statement or prospectus or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose (the Company shall use its commercially reasonable efforts to defend against such proceedings or promptly to obtain the withdrawal of such order); (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose (the Company shall use its commercially reasonable efforts to defend against such proceedings or promptly to obtain the withdrawal of such suspension); and (v) of the occurrence of any event that makes the financial statements included in the registration statement ineligible for inclusion therein;

(g)           use its commercially reasonable efforts to cause the Registrable Securities to be listed on each securities exchange and, if not so listed, to be listed on the Nasdaq Global Market or Nasdaq Capital Market (“Nasdaq Market”) and, if listed on the Nasdaq Market, use its commercially reasonable efforts to secure designation of all such Registrable Securities covered by such registration statement as a Nasdaq “National Market System security” within the meaning of Rule 11Aa2-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)  or, failing that, to use its commercially reasonable efforts to secure Nasdaq Market authorization for such Registrable Securities and, without limiting the generality of the foregoing, use its commercially reasonable efforts to arrange for at least two market makers to register as such with respect to such Registrable Securities with the National Association of Securities Dealers;

(h)           provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(i)           otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months ending on the last day of the last calendar year, beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(j)           permit any holder of Registrable Securities which holder might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to include in such documents such information as such holder and its counsel shall reasonably propose; and

(k)           obtain a cold comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters.

6.           Registration Expenses.

6.1           All expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all of its independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company, will be borne as provided in this Agreement, whether or not any Registrable Securities are sold pursuant to a registration statement, except that the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which securities of the same class as the Registrable Securities issued by the Company are then listed. The Company shall not be required to pay an underwriting discount with respect to any shares being sold by any party other than the Company in connection with an underwritten public offering of any of the Company’s securities pursuant to this Agreement, nor shall the Company be required to pay any transfer or similar tax in respect of Registrable Securities.

6.2           The Company shall not be required to pay for any expenses of any registration proceeding begun in connection with a Demand Registration if the registration request is subsequently withdrawn at the request of the Lenders (in which case the Lenders shall bear such expenses).

7.           Indemnification.

7.1           The Company agrees to indemnify, to the full extent permitted by law, each holder of Registrable Securities included in any registration statement filed hereunder and their respective members, managers, officers and directors and each Person who controls such holder and underwriter (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of, based upon or relating to any untrue or alleged untrue statement of material fact contained in any such registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall reimburse such holder, director, officer or controlling person for any legal or other expenses reasonably incurred by such holder, officer, director or controlling person in connection with the investigation or defense of such loss, claim, damage, liability or expense, except to the extent, but only to the extent, that such untrue statements or omissions are caused by or contained in any information furnished in writing to the Company by any such indemnified party expressly for use therein.

7.2           In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, severally but not jointly, agrees to indemnify the Company, each underwriter (within the meaning of the Securities Act), and their respective, directors and officers and each Person who controls the Company against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which there were made, not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder to the Company specifically for inclusion in such registration statement or prospectus; provided that the obligation to indemnify will be individual to each holder and will be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement. Any Person entitled to indemnification hereunder (“Indemnified Party”) will (i) give prompt written notice to the Person from whom indemnity is sought (“Indemnifying Party”) of any claim with respect to which it seeks indemnification and (ii) unless in such Indemnified Party’s reasonable judgment a conflict of interest between such Indemnified and Indemnifying Parties may exist with respect to such claim, permit such Indemnifying Party to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.  In addition, an Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding or (3) the named parties in any proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that conflict of interest is likely to exist if the same counsel were to represent such Indemnifying Party and the Indemnified Party.  If such defense is assumed, the Indemnifying Party will not be subject to any liability for any settlement made by the Indemnified Party without its consent (but such consent will not be unreasonably withheld). An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties with respect to such claim, unless in the reasonable judgment of any Indemnified Party, on the advice of counsel, a conflict of interest may exist between such Indemnified Party and any other of such Indemnified Parties with respect to such claim.

7.3           All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within thirty (30) business days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder and a bond for that effect is posted).

7.4           The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party. In addition, the indemnification will survive the completion of any offering of Registrable Securities pursuant to this Agreement and will survive the termination of this Agreement. Each party also agrees to make such provisions, as are reasonably requested by any Indemnified Party, for contribution to such other party in the event the first party’s indemnification is unavailable for any reason in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such losses as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of any losses shall be deemed to include any reasonable attorneys' or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section were available to such party in accordance with its terms. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.  Notwithstanding the provisions of this Section, no holder of Registrable Securities shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such holder of Registrable Securities from the sale of the Registrable Securities subject to the proceeding exceeds the amount of any damages that such holder of Registrable Securities has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The indemnification provisions contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.  The indemnification provisions of this Agreement may be superseded by the comparable provisions of an underwriting agreement entered into with an underwriter selected in accordance with the provisions of this Agreement.

8.           Participation in Underwritten Registration.  No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such holder, its ownership of the securities being registered on its behalf and such holder’s intended method of distribution.

9.           Rule 144 Reporting.  With a view to making available to the holders of Registrable Securities the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

9.1           make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the registration statement.

9.2           file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act; and

9.3           furnish to each holder of Registrable Securities forthwith upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as such Person may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

10.           Termination of Agreement.  This Agreement shall terminate and be of no further force and effect on the date on which the Registrable Securities may be sold without any restriction (including any volume restrictions) pursuant to Rule 144 as determined by the counsel to the Company pursuant to a written opinion letter, addressed to the Company’s transfer agent to such effect.  If a registration statement is effective on such date, the Company will maintain the effectiveness of such registration statement in accordance with the terms of this Agreement.

11.           Definitions.

“Lenders” means Prescott Group Capital Management, LLC or, Columbia Pacific Opportunity Fund, LP, where applicable, their Permitted Transferee(s).

“Ordinary Shares” means (i) ordinary shares, nominal value NIS 0.01 per share of the Company, and (ii) any securities of the Company issued or issuable with respect to the securities referred to in clause (i) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Permitted Transferee” shall mean (x) any legal entity which controls, is controlled by, or is under common control with a Lender; or (y) a transferee that receives the Registrable Securities upon the liquidation or dissolution of a Lender.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, joint stock company, unincorporated organization or governmental entity, or any department, agency or political subdivision thereof.

“PIK Shares” shall have the meaning ascribed to it in the Loan Agreement Amendment.

“Registrable Securities” means (i) any Ordinary Shares issued or issuable to the Lenders pursuant to the Loan Agreement Amendment (whether held by the Lenders or their Permitted Transferees), and (ii) any securities of the Company issued or issuable with respect to the securities referred to in clause (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization (“Other Securities”). As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 (or any similar rule then in force) or when all of the Registrable Securities held by a Person could be freely sold pursuant to Rule 144 without any volume or other restrictions and, if requested by such Person, the Company shall have caused an unlegended certificate representing such securities to be issued to such Person.  For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.  At the time of filing any registration statement hereunder, Registrable Securities to be included in such registration statement will include only those Ordinary Shares and/or Other Securities issued and outstanding as of the date of filing of such registration statement.

“Rule 144” means Rule 144 promulgated under the Securities Act (or any similar rule then in force).

“SEC” means the United States Securities and Exchange Commission, or any Federal successor organization thereto administrating the Securities Act.

12.           Miscellaneous.

12.1           No Inconsistent Agreements.  The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

12.2           Adjustments Affecting Registrable Securities.  The Company will not take any action, or permit any change to occur, with respect to its securities which would materially and  adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of such Registrable Securities in any such registration (including, without limitation, effecting a stock split or a combination of shares which would have such adverse effect).

12.3           Remedies.  Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

12.4           Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of each of the parties hereto.

12.5           Successors and Assigns.  All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the permitted respective successors and assigns of the parties hereto whether so expressed or not. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. The right to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a holder of Registrable Securities to any Permitted Transferee who, after such assignment or transfer, holds at least 25% of the Registrable Securities; provided (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement.

12.6           Notices.  Except as otherwise expressly provided herein, any and all notices, designations, consents, offers, acceptances or other communications provided for herein shall be given in writing and shall be mailed by first class registered or certified mail, postage prepaid, sent by a nationally recognized overnight courier service or transmitted via telecopier as follows:

(a)           If to the Company:

BluePhoenix Solutions Ltd.
8 Maskit St.Herzliya
Attention: CEO, CFO and General Counsel
Tel. No.: +972-9-952-6110
Fax No.: +972-9-952-6111

(b)           If to the Lenders (s):

[_______________]

[_______________]

[_______________]

with copies (which copies
shall not constitute notice
to the Lenders) to:

Herzog, Fox & Neeman
4 Weizmann Street
Tel-Aviv
Israel
Tel. No.: +972-3-692-2020
Fax No.: +972-3-696-6464

Notice shall be deemed given, for all purposes, when deposited in the United States or Israeli mail as registered or certified mail, in which event the tenth day following the date of postmark or the receipt of such registered or certified mail shall conclusively be deemed the date of giving of such notice, on the third business day following collection by an internationally recognized overnight courier service or when acknowledged by the receiving telecopier.

12.7           Interpretation of Agreement; Severability.  The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto, but if for any reason any provision hereof is determined to be unenforceable or invalid, such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from the Agreement and the remaining provisions carried out with the same force and effect as if the severed provision or part thereof had not been a part of this Agreement.

12.8           Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with the internal laws of the State of Israel, without regard to conflict of law principles. The parties agree that venue for any dispute arising under this Agreement will lie exclusively in courts located in Tel Aviv, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that the courts of Tel Aviv are not the proper venue or that any other court has jurisdiction over any dispute arising under this Agreement.

12.9           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

12.10         Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements.

12.11         Computation of Time.  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Friday, Saturday, or any date on which banks in Israel, are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

 [Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

BLUEPHOENIX SOLUTIONS LTD.

By:            ______________________________
Name:       ______________________________
Title:         ______________________________

PRESCOTT GROUP CAPITAL MANAGEMENT, LLC

By:            ______________________________
Name:       ______________________________
Title:         ______________________________

COLUMBIA PACIFIC OPPORTUNITY FUND, LP

By:            ______________________________
Name:       ______________________________
Title:         ______________________________

LAKE UNION CAPITAL MANAGEMENT, LLC

By:            ______________________________
Name:       ______________________________
Title:         ______________________________

[Signature page to Registration Rights Agreement]